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                                                                     Exhibit (n)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Post-Effective Amendment No. 13/Amendment No. 43 to the Registration Statement Nos. 333-40161/811-06025 on Form N-6 of our report dated March 31, 2009, relating to the financial statements of each of the Investment Divisions of Metropolitan Life Separate Account UL appearing in the Prospectus Supplement, which is part of such Registration Statement, and our report dated April 3, 2009, on the consolidated financial statements of Metropolitan Life Insurance Company and subsidiaries (the "Company") (which report expresses an unqualified opinion and includes an explanatory paragraph referring to the fact that the Company changed its method of accounting for certain assets and liabilities to a fair value measurement approach as required by accounting guidance adopted on January 1, 2008, and changed its method of accounting for deferred acquisition costs and for income taxes as required by accounting guidance adopted on January 1, 2007), appearing in the Statement of Additional Information, which is part of such Registration Statement, and to the references to us under the headings "Independent Registered Public Accounting Firm" in the Prospectus Supplement and "Independent Registered Public Accounting Firm" in the Statement of Additional Information, also in such Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Tampa, Florida
April 16, 2009